EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of July 10, 2014, with an effective date of July 11, 2014 (the “Effective Date”), by and between Ventrus Biosciences, Inc., a Delaware corporation with principal executive offices at 99 Hudson Street, 5th Floor, New York, NY 10013 (the “Company”), and Lee Arnold, residing at 55 Chestnut Street, Mt. Sinai, NY 11766-2326 (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as Chief Scientific Officer and Vice President, Research and Development, and the Employee desires to accept employment by the Company; and

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions of the Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.          Employment.

(a)          Services. The Employee will be employed by the Company as its Chief Scientific Officer. The Employee will report to the Company’s Chief Operating Officer and President and shall perform such duties as are consistent with a position as Chief Scientific Officer and Vice President, Research and Development (the “Services”). The Employee agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with his duties and obligations to the Company. Without limiting or derogating from the foregoing, the Company hereby consents to the Employee’s business activities in existence as of the Effective Date, as previously disclosed by the Employee to the Company.

(b)          Acceptance.     The Employee hereby accepts such employment and agrees to render the Services.

2.          Term. The Employee’s employment under this Agreement shall be “at-will” and shall be deemed to commence on the Effective Date and shall continue in effect until terminated pursuant to Section 8 of this Agreement by either the Company or the Employee (the “Term”).

3.          Best Efforts; Place of Performance.

(a)           The Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and during the Term shall not be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Employee of his duties hereunder or the Employee’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b)           The duties to be performed by the Employee hereunder shall be performed at the principal executive offices of the Company during the Term, or such other location as is mutually agreed to in writing by the parties.

4.          Compensation. As full compensation for the performance by the Employee of his duties under this Agreement, the Company shall pay the Employee as follows:

 (a)          Base Salary. The Company shall pay Employee an annual salary (the “Base Salary”) equal to three hundred fifteen thousand dollars ($315,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary will be subject to periodic review and adjustment in the Company’s discretion.

(b)          Annual Milestone Bonus. At the sole discretion of the Company’s Board of Directors (the “Board”), the Employee may receive a discretionary bonus on each anniversary of the Effective Date during the Term (the “Annual Milestone Bonus”) in an amount up to thirty percent (30%) of his then current Base Salary based on the attainment by the Employee of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board (or a committee thereof), after consultation with the Employee, prior to the start of each anniversary of this Agreement. The Milestones for the first year of this Agreement shall be established by the Board subsequent to, but not more than sixty (60) days following, the Effective Date. The Milestones for each subsequent year shall be established by the Board at least sixty (60) days prior to each anniversary of this Agreement. In order to receive an Annual Milestone Bonus for any given year, the Employee must be actively employed by the Company on the last calendar day of the applicable bonus year. Accordingly, the Employee forfeits any Annual Milestone Bonus for which the Employee might otherwise be eligible if the Employee’s employment ends for any reason before the applicable anniversary of the Effective Date. The Annual Milestone Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion, provided, however, if the Board determines to pay the Employee in installments, such installments shall be no less frequently than monthly, and shall be over a time period not to exceed four (4) months, unless otherwise agreed by the Employee in writing. Notwithstanding the foregoing, the Annual Milestone Bonus, if any, for a given year will be paid in full no later than March 15 of the calendar year immediately following the calendar year for which the Annual Milestone Bonus, if any, is earned.

(c)          Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and such other amounts as may be required by law from all amounts payable to the Employee under this Section 4.

(d)          Equity. Subject to and upon approval by the Board, the Company will grant to the Employee an option to purchase shares of common stock of the Company (the “Stock Options”). The Stock Options will be subject to vesting over three years, and will otherwise be subject to the terms and conditions of the Company’s stock option plan and a stock option agreement as approved by the Board setting forth the exercise price, vesting conditions and other restrictions. The Stock Options and any subsequently granted equity or derivative securities will be collectively referred to in this Agreement as the “Equity Awards.”

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(e)          Expenses. The Company shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f)          Other Benefits. The Employee shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “Fringe Benefits”) as the Company shall make available to other similarly-situated employees from time to time. In addition, if applicable, the Company shall reimburse the Employee for his reasonable licensing fees, continuing professional education, and other professional dues.

(g)          Vacation. The Employee shall, during the Term, be entitled to a vacation of four (4) nonconsecutive weeks per annum, in addition to holidays observed by the Company. All vacation time will be earned in accordance with the Company’s vacation plan or policy, as it may be instituted from time to time.

5.          Confidential Information and Inventions.

(a)          The Employee recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company or third parties with whom the Company has an obligation of confidentiality, relating to and used in the Company’s business (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that the Employee reasonably knows should be, or has been, treated by the Company as confidential or proprietary. The Employee expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Employee further agrees that if any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential and Proprietary Information for purposes of this Agreement. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of the Employee or other violation of this Agreement; or (iii) is disclosed to the Employee by a third party under no obligation to maintain the confidentiality of the information. The Employee agrees, during and after the Term, except as reasonably necessary for the fulfillment of his duties under this Agreement: (i) not to use any such Confidential and Proprietary Information for himself or others; (ii) to keep confidential and not disclose or make accessible to any other person or entity any Confidential and Proprietary Information; and (iii) not to take any Company Confidential and Proprietary Information (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) from the Company’s offices at any time. The Employee agrees to return immediately all Company material and reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon termination of employment, or at any time upon the Company’s request.

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(b)          Except with prior written authorization by the Company, the Employee agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company. The restrictions in this Section 5(b) and in Section 5(a) above will not apply to any information that the Employee is required to disclose by law, provided that the Employee (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(c)          The Employee agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the course of his employment by the Company or that result from work performed by the Employee for the Company, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Employee hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Employee will execute all documents necessary:

(i)          to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

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(ii)         to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

To the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

(d)          The Employee acknowledges that, while performing the services under this Agreement the Employee may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company (the “Third-Party Inventions”). The Employee understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company or its affiliates or either of the foregoing persons’ officers, directors, employees (including the Employee), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Employee shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)          The provisions of this Section 5 shall survive any termination or expiration of this Agreement.

6.          Non-Competition and Non-Solicitation. The Employee understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Employee will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and will become knowledgeable of and familiar with the Company’s customers as well as the Company’s business. The Employee acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restrictions herein agreed to by the Employee narrowly and fairly serve such an important and critical business interest of the Company. Therefore, the Employee covenants and agrees as follows:

(a)          Definitions. As used in this Agreement, the following terms have the meanings given to such terms below:

(i)          “Business” means (A) the development of novel molecules (Core Protein Allosteric Modulators) aimed at hepatitis B core protein for the specific disease treatment of hepatitis B virus (HBV); (B) the development of novel prescription drugs for the specific disease treatment of anal fissures, provided that the Company actively engages in such business during the Term; (C) the development of (i) drug products that treat diseases with living bacteria, (ii) oral vaccines and (iii) products that orally deliver bacteria, viruses, complex molecules (such as proteins) and small molecules to the terminal ileum and/or colon; and (D) any other business that the Company is actively engaged in at the time of the date of termination, provided that this clause (C) shall only apply if Employee is involved with that other business.

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(ii)         “Customer” means (A) any person or entity who is or was a customer of the Company at the time of, or during the six (6) month period prior to, the date of the Employee’s termination and with whom the Employee had dealings on behalf of the Company in the course of his employment with the Company, or about whom the Employee received Confidential and Proprietary Information in the course of his employment with the Company, and (B) any prospective customer to whom, within the six (6) month period prior to the Employee’s date of termination, the Company had submitted proposals to for services of which the Employee has knowledge, whether or not such proposals have yet to be executed into contracts, provided that, the Company has a legitimate expectation of doing business with such prospective customer, and provided further that the Employee has had material business contacts with such prospective customer on behalf of the Company, whether such contact was initiated by the prospective customer or by the Employee.

(iii)        “Company Employee” means (A) any person who is an employee of the Company at the time of the date of the Employee’s termination of employment, and (B) any person who was an employee of the Company during the six (6) month period prior to the termination of Employee’s employment.

(iv)        “Person” means any person, firm, partnership, joint venture, corporation or other business entity.

(v)         “Restricted Period” means the period commencing on the date of the Employee’s termination of employment and ending twelve (12) months thereafter, provided, however, that this period will be tolled and will not run during any time the Employee is in violation of this Section 6, it being the intent of the parties that the Restricted Period will be extended for any period of time in which the Employee is in violation of this Section 6.

(vi)        “Restricted Territory” means any country in which the Company does business as of the Employee’s date of termination, including without limitation, each country to which the Employee directed or in which the Employee performed employment-related activities on behalf of the Company at the time of, or during the six (6) month period prior to, the Employee’s date of termination and each country in which the Company is actively preparing to conduct business within the six (6) month period immediately following the Employee’s date of termination, provided that the Employee is materially involved in such preparations; or if that geographic territory is deemed by a court of competent jurisdiction to be overly broad, the United States of America; or if that geographic territory is deemed by a court of competent jurisdiction to be overly broad, any state, province or similar geographic subdivision in which the Company does business as of the Employee’s date of termination, including without limitation each state to which the Employee directed or in which the Employee performed employment-related activities on behalf of the Company at the time of, or during the six (6) month period prior to, the date of termination; or if that geographic territory is deemed by a court of competent jurisdiction to be overly broad, the States of New York and Indiana.

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(b)          Non-Competition. During his employment with the Company, the Employee will not, on his own behalf or on behalf of any other Person, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company and during the Restricted Period, the Employee will not (i) engage in the Business in the Restricted Territory, or (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any Person engaging in the Business, whether as an employee, consultant, or otherwise, (A) in which Employee will have duties, or will perform or be expected to perform services for such Person, that is or are the same as or substantially similar to the position held by the Employee or those duties or services actually performed by the Employee for the Company within the twelve (12) month period immediately preceding the Employee’s date of termination, or (B) in which the Employee will use or disclose or be reasonably expected to use or disclose any Confidential and Proprietary Information of the Company for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to the Business. For purposes of clarification, nothing contained in this Section 6(b) shall be deemed to prohibit the Employee from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation.

(c)          Non-Solicitation. During his employment with the Company and during the Restricted Period, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any other Person:

(i)          Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert or encourage any Customer for purposes of marketing, selling or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii)         Induce, encourage or attempt to induce or encourage any Customer to reduce, limit or cancel its business with the Company;

(iii)        Induce, encourage or attempt to induce or encourage any Customer to purchase or accept products or services competitive with those offered by the Company from any Person (other than the Company) engaging in the Business;

(iv)        Otherwise interfere or engage in any conduct that would have the effect of interfering, in any manner, with the business relationship between the Company and any of the Company’s Customers; or

(v)         Solicit, induce, or attempt to solicit or induce any Company Employee or any independent contractor (who is then engaged by the Company or was engaged by the Company in the prior six (6) months) to terminate his or her employment or engagement with the Company or to accept employment or engagement with any Person engaging in the Business within the Restricted Territory.

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(d)          Direct Employment or Engagement by Customer. During his employment with the Company and during the Restricted Period, the Employee will not be employed or engaged (as an employee, contractor, consultant or otherwise) directly by, or solicit employment or engagement by, any Person who, during the Term of this Agreement, was an agent or Customer of the Company with whom the Employee worked during his employment with the Company in a position or capacity in which the Employee will be performing services for such Customer that are the same as, or substantially similar to, those services provided by Employee for the Customer during the Employee’s employment with the Company. For the avoidance of doubt, the terms “agent” and “Customer” will not include any investment bank, investor, lender or other financial intermediary which may represent, invest in or otherwise deal with the Company.

(e)          Enforcement. In the event that the Employee breaches or threatens to breach any provisions of Section 5 or this Section 6, then the Company will suffer irreparable harm and monetary damages would be inadequate to compensate the Company. Accordingly, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Employee as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6, to the maximum extent permitted by law.

(f)          Reasonableness and Severability. Each of the rights and remedies enumerated in Section 6(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. The Employee hereby acknowledges and agrees that the covenants provided for pursuant to Section 6 are essential elements of the Employee’s employment by the Company and are reasonable with respect to their duration, geographic area and scope and in all other respects. If, at the time of enforcement of this Section 6, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(g)          Remedies. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Employee shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Employee agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

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(h)          Survival.  The provisions of this Section 6 shall survive any termination of this Agreement.

7.          Representations and Warranties.

(a)          The Employee hereby represents and warrants to the Company as follows:

(i)          Neither the execution or delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

(ii)         The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)          The Company hereby represents and warrants to the Employee that this Agreement and the employment of the Employee hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

8.          Termination. The Employee’s employment hereunder shall be terminated immediately upon the Employee’s death and may be otherwise terminated as follows:

(a)          The Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee shall constitute “Cause”:

(i)          The willful failure, disregard or continuing refusal by the Employee to perform his duties hereunder;

(ii)         Any act of willful or intentional misconduct, or a grossly negligent act by the Employee having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii)        Willful misconduct by the Employee in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Employee from the Chief Executive Officer or from the Board;

(iv)        The Employee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

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(v)         The determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Employee engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi)        Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);

(vii)       Breach by the Employee of any of the provisions of Sections 5, 6 or 7 of this Agreement; and

(viii)      Breach by the Employee of any provision of this Agreement other than those contained in Sections 5, 6 or 7 which is not cured by the Employee within thirty (30) business days after notice thereof is given to the Employee by the Company.

(b)          The Employee’s employment hereunder may be terminated by the Company due to the Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall mean that the Employee is unable to perform the essential functions of his job by reason of illness, physical or mental disability or other incapacity, with or without a reasonable accommodation for more than ninety (90) days (which need not be consecutive) within any twelve (12) month period; provided, however, nothing herein will give the Company the right to terminate the Employee prior to discharging its obligations to the Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law.

(c)          The Employee’s employment hereunder may be voluntarily terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material reduction by the Company of the Employee’s duties, responsibilities, or authority; (ii) any material reduction by the Company of the Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Employee, shall not be deemed a reduction of the Employee’s compensation package for purposes of this definition); (iii) any requirement by the Company that the Employee locate Employee’s residence or primary place of employment to a location outside a 30-mile radius of such location mutually agreed upon between the Company and the Employee as of the Effective Date, or such other location that the Company and the Employee may mutually agree upon and designate from time to time during the Term; or (iv) a material breach by the Company of Section 7(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Employee. However, notwithstanding the above, Good Reason shall not exist unless: (x) the Employee notifies the Company within ninety (90) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such notice, and (z) the Employee’s voluntary termination because of the existence of one or more of the adverse events described above occurs within 24 months of the initial existence of the event.

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(d)          The Employee’s employment may be terminated by the Company without Cause by delivery of written notice to the Employee effective the date of delivery of such notice.

(e)          The Employee’s employment may be terminated by the Employee in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

9.          Compensation upon Termination.

(a)          Accrued Benefits. Upon termination of the Employee’s employment by either party regardless of the cause or reason, the Employee shall be entitled to the following, referred to herein as the “Accrued Benefits”: (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) if provided for under the Company’s vacation plan or policy or required by applicable law, payment for any accrued, unused vacation days through the termination date; and (iii) reimbursement for any approved business expenses that the Employee has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice. Except as otherwise expressly provided by this Agreement, the Company shall have no further payment obligations to the Employee and all Equity Awards that have not vested as of the date of termination shall be forfeited to the Company as of such date. Subject to this Section 9, Stock Options that have vested as of the Employee’s termination shall remain exercisable for 90 days following such termination.

(b)          Severance Benefits. If the Employee’s employment is terminated during the Term by the Company without Cause pursuant to Section 8(d), or by the Employee for Good Reason pursuant to Section 8(c), provided that the Employee signs and does not revoke a general release of claims against the Company within the time period specified therein (which time period shall not exceed sixty (60) days), in form and substance satisfactory to the Company, and provided further that such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), then the Company shall provide the following benefits to the Employee, referred to herein as the “Separation Benefits”: (i) the continued payment in installments of the Employee’s then-current Base Salary (less applicable taxes and withholdings) for a period of six (6) months following the date of termination (the “Separation Pay”); (ii) all Equity Awards which would have become vested during the six (6) months following the termination date shall accelerate and vest; (iii) the extension of the exercise period for all vested Stock Options to the end of their term; and (iv) provided that the Employee properly and timely elects to continue his health insurance benefits under COBRA after the date of termination, reimbursement for the Employee’s applicable COBRA premiums for a period of six (6) months or until the Employee becomes eligible for insurance benefits from another employer, whichever is earlier. The first installment of the Separation Pay will be paid on the Company’s first regular payday occurring sixty (60) days after the termination date in an amount equal to the sum of payments of Base Salary that would have been paid if he had remained in employment for the period from the termination date through the payment date. The remaining installments will be paid until the end of the six (6)-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. The Employee understands that if he is eligible to receive the Separation Benefits, such Separation Benefits shall be in lieu of and not in addition to any other severance benefits otherwise provided for herein. Notwithstanding the foregoing, if the Employee is entitled to receive the Separation Benefits but violates any provisions of this Agreement or any other agreement entered into by the Employee and the Company after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits. If the Employee’s employment is terminated during the Term as a result of the Employee’s death, then the Company shall provide to the Employee’s estate the continued payment of the Employee’s then-current Base Salary for a period of six (6) months following the date of termination, beginning on the Company’s first regular payday following the day of such termination.

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(c)          This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, except as otherwise required by law, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9. For purposes of clarification, if the Employee’s employment with the Company terminates upon expiration of the Term, the Employee shall only be entitled to receive the Accrued Benefits described in Section 9(a).

(d)          The provisions of this Section 9 shall survive any termination of this Agreement.

10.         409A Restrictions. The intent of the parties to this Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:

(a)          To the greatest extent possible, this Agreement shall be interpreted to be exempt or in compliance with Section 409A.

(b)          If any severance, compensation, or benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c)          If any severance, compensation, or benefit required by this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall made for six (6) months plus one (1) day after such separation from service (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Employee in a lump sum payment on the New Payment Date. Thereafter, any severance, compensation, or benefit required by this Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

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(d)          The provisions of this Section 10 shall survive any termination of this Agreement.

11.         Miscellaneous.

(a)          This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)          In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the Courts of New York County, New York, or the United States District Court for the Southern District of New York, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 11(g) below.

(c)          This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)          This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)          This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)          The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)          All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 11(g).

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(h)          This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)          As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j)          The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)          This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Name: Russell H. Ellison
Title: Chief Executive Officer

EMPLOYEE

/s/ Lee Arnold
Lee Arnold